U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      THE CYBER GROUP NETWORK CORPORATION
                      -----------------------------------
             (Exact name of registrant as specified in its charter)

         Nevada                                                33-0901534
       ----------                                           ----------------
(State of Incorporation)                                (I.R.S. Employer ID No.)

720  E.  Carnegie  Drive,  Suite 200, San Bernardino, California         90408
----------------------------------------------------------------         -----
         (Address  of  Principal  Executive  Offices)                 (Zip Code)

                          Employee Stock Incentive Plan
                          -----------------------------
           Non-Employee Directors and Consultants Retainer Stock Plan
           ----------------------------------------------------------
                            (Full title of the Plans)

         Law Offices of Robert M. Ball, 5757 Wilshire Blvd., Ste. 500,
         -------------------------------------------------------------
                          Los Angeles, California 90036
                          -----------------------------
                     (Name and address of agent for service)

                                 (323) 930-9332
                                 --------------
          (Telephone number, including area code, of agent for service)

                           CALCULATION OF REGISTRATION FEE

    Title of      Amount to be     Proposed          Proposed         Amount of
Securities to be  Registered       Maximum          Aggregate      Registration Fee
   Registered                   Offering Price    Offering Price
                                Per Share (1)
----------------  ------------  ----------------  ---------------  -----------------
 Common Stock       10,000,000   25% of market    $     75,000.00  $          150.00
                                    Value (2)
----------------  ------------  ----------------  ---------------  -----------------
 Common Stock       70,000,000  $      0.001 (3)   $     70,000.00  $          150.00

(1)   The  Offering Price is used solely for purposes of estimating the registration fee  pursuant  to  Rule  457(h)  promulgated pursuant to the Securities Act of 1933.
(2)  This  Offering  Price  per Share is established pursuant to the option exercise price  set  forth  in the Employee Stock Incentive Plan, set forth in Exhibit 4.1 to this Form S-8.  Market Price is defined as the price the stock is trading for on the day  the  option  is  exercise.
(3)  This  Offering  Price  per  Share  is  established pursuant to the Non-Employee
Directors and Consultants Retainer Stock Plan, set forth in Exhibit 4.2 to this Form
S-8.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
ITEM  1.   PLAN  INFORMATION.
     See  Item  2  below.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. The documents containing the information specified in Part I, Items 1 and
2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.
     The  following  are  hereby  incorporated  by  reference:
     (a) The Registrant's latest annual report on Form 10-KSB for the fiscal year ended December 31, 2000.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.
     (c) A description of the Registrant's securities contained in the Registration Statement on Form 10-SB filed by the Registrant on November 16, 1999 to register the common stock under the Securities Exchange Act, including all amendments filed for the purpose of updating such common stock description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.
ITEM  4.  DESCRIPTION  OF  SECURITIES.
     Not  applicable.
ITEM  5.  INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL.
     No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

LIMITATION  OF  LIABILITY.
     The articles of incorporation of the Registrant provide the following with respect to liability:

     "A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, mud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification."

INDEMNIFICATION.
(a)  ARTICLES  OF  INCORPORATION.
     The articles of incorporation of the Registrant provide the following with respect to indemnification:
     "Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. This right of indemnification extends to legal counsel who renders an opinion concerning the Company's Registration Statement on Form S-8 in connection with the issuance of seventy million (70,000,000) shares of Common Stock and ten million (10,000,000) under the Employee Stock Incentive Plan. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.
     Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer."

(b)  BYLAWS.
     The bylaws of the Registrant provide the following with respect to indemnification:

     "The Corporation shall indemnify its directors, officers and employees as follows:
     Every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the
Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture. trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.
     The Corporation shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.
     The Board of Directors may, in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article."
(c)  NEVADA  REVISED  STATUTES.
     A. NRS 78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.
     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
     3.  To  the  extent  that  a  director,  officer,  employee  or  agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.
     B. NRS 78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.
     1.  Any discretionary indemnification under NRS 78.7502 unless ordered by a
                                                 -----------
court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
     (a)  By  the  stockholders;
     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel  in  a
written  opinion;  or
     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.
     3.  The  indemnification  and  advancement  of  expenses  authorized in NRS
                                                                             ---
78.7502 or  ordered  by  a  court  pursuant  to  this  section:
-------
     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.
     C. NRS 78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.
     1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.
     2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:
     (a)  The  creation  of  a  trust  fund.
     (b)  The  establishment  of  a  program  of  self-insurance.
     (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.
     (d) The establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.
     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.
     4.  In  the  absence  of  fraud:
     (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and
     (b)  The  insurance  or  other  financial  arrangement:
          (1)  Is  not  void  or  voidable;  and
          (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.
     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.
     6. The Registrant, with approval of the Registrant's Board of Directors, has obtained directors' and officers' liability.
ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.
     Not  applicable.
ITEM  8.  EXHIBITS.
     The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.
ITEM  9.  UNDERTAKINGS.
The  undersigned  registrant  hereby  undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information
     (h) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of San Bernardino, State of California, on October 3, 2001.
                              THE  CYBER  GROUP  NETWORK  CORPORATION

                              By:  /s/  Gregory  D.  Evans
                                   ------------------------
                                   Gregory  D.  Evans,  CEO

                            SPECIAL POWER OF ATTORNEY
     The undersigned constitute and appoint Gregory Evans their true and lawful attorney-in-fact and agent with full power of substitution, for her and in her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


         Signature                    Title                      Date


/s/ Gregory D. Evans    Chief Executive Officer/Director    October 3, 2001
----------------------
Gregory D. Evans


/s/ Leah M. Cunningham  Secretary/Treasurer/Director        October 3, 2001
----------------------
Leah M. Cunningham



/s/ Thomas Hobson       Chairman of the Board of Directors  October 3, 2001
----------------------
Thomas Hobson


/s/ John Lejay          Director                            October 3, 2001
----------------------
John Lejay

/s/ John Moore          Director
----------------------
John Moore                                                  October 3, 2001


                                  EXHIBIT INDEX


Exhibit No.  Description
-----------  ----------------------------------------------------------------
4.1          Employee Stock Incentive Plan dated October 3, 2001 (see below).

4.2 Non-Employee Directors and Consultants Retainer Stock Plan, dated October 3, 2001 (see below).

5            Opinion Re: Legality (see below).

23.1         Consent of Accountants (see below).

23.2         Consent of Counsel (see below).

24           Special Power of Attorney (see signature page).


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